Exhibit 99.2

Enterprise Products Partners L.P.

P.O. Box 4324

Houston, TX 77210

(713) 880-6500

Enterprise and TEPPCO Sign Letter of Intent to

Expand Jonah Natural Gas Gathering System

Houston, Texas (Friday, February 17, 2006) – Enterprise Products Partners L.P. “Enterprise” (NYSE: “EPD”) announced today that one of its affiliates has executed a letter of intent with TEPPCO Partners, L.P. “TEPPCO” (NYSE: “TPP”) to pursue a joint venture to own and construct an expansion of the Jonah Gas Gathering System. The Jonah system, located in the Green River Basin of southwestern Wyoming, gathers and transports natural gas produced from the prolific Jonah and Pinedale fields to natural gas processing plants and major interstate pipelines that deliver the natural gas to end-use markets.

Construction of this next expansion will begin following completion of TEPPCO’s Phase IV expansion of the Jonah pipeline system later this month. This additional expansion will increase the capacity of the Jonah system from 1.5 billion cubic feet per day (Bcfd) to 2 Bcfd and will significantly reduce system operating pressures, which should result in increases in both production rates and ultimate reserve recoveries. This expansion is expected to be completed in the fourth quarter of 2006 at a cost of approximately $200 million.

Under the terms of the letter of intent, Enterprise will provide the capital to fund the expansion and TEPPCO has the option of reimbursing Enterprise, in whole or in part, for the costs and expenses to complete the expansion. The relative value attributable to this expansion and the amount of TEPPCO’s reimbursement to Enterprise for the costs to expand the pipeline will determine the relative ownership interests in the joint venture.

“Enterprise is looking forward to working with TEPPCO to expand the Jonah Gas Gathering System and pursuing joint ownership,” said Robert G. Phillips, President and Chief Executive Officer of Enterprise. “This venture will further extend and support our value chain in the Rocky Mountains, which is important to Enterprise in securing long-term supplies of natural gas to base load our expansion of the Pioneer silica gel plant and the development of the Pioneer cryogenic natural gas processing plant that is expected to be completed in the third quarter of 2007. Natural gas liquids extracted by the Pioneer cryogenic plant and other processing plants will support our Western system, including the expansion of the Mid-America pipeline and our new fractionator in Hobbs, New Mexico.

“Enterprise has a strong franchise in the western United States serving producers and consumers of natural gas and natural gas liquids. Investing in the Jonah pipeline system is another step to extend, expand and support our integrated midstream energy value chain in this region. In total, we expect to invest approximately $2 billion in capital in this region over the next five years through 2010 in energy infrastructure projects which have been recently announced. These include the Meeker and Pioneer natural gas processing plants and their subsequent expansions, the expansion of the western and central segments of the Mid-America pipeline system and the construction of an NGL fractionator and storage facility in Hobbs, New Mexico. The cash flow from these projects would support future distribution increases to our partners and the continuing growth of our partnership,” continued Phillips.

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of approximately $15 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 32,500 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit

Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: “EPE”). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	a reduction in demand for its products by the petrochemical, refining or heating industries;
•	the effects of its debt level on its future financial and operating flexibility;
•	a decline in the volumes of NGLs delivered by its facilities;
•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at its facilities; and,
•	the failure to successfully integrate its operations with assets or companies, if any that it may acquire in the future.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P.

(713) 880-6812, www.epplp.com